Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

3Q2005 RESULTS

RALEIGH, NC, November 8, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the quarter ended September 30, 2005.

Total product revenue was $40.1 million for the third quarter of 2005 compared to $33.5 million for the third quarter of 2004. This represents a year-over-year increase of 19.4%. Total product revenue for the first nine months of 2005 was $104.0 million, a year-over-year increase of 42.7%. Sales of COLAZAL® generated product revenue of $28.8 million for the third quarter of 2005 compared to $20.7 million for the third quarter of 2004. This represents an increase of 39.2% over the prior year. COLAZAL generated product revenue of $79.4 million for the first nine months of 2005 compared to $59.0 million for the first nine months of 2004. Sales of XIFAXAN®, which we launched a year ago, for the third quarter of 2005 were $9.3 million and for the year-to-date period were $18.4 million. Total cost of products sold was $7.6 million for the third quarter and $21.7 million for the first nine months of 2005. Gross margin on total product revenue was 81.0% for the third quarter and 79.1% for the first nine months of 2005. License fees and costs related to collaborative agreements were $0.5 million for the third quarter of 2005. Research and development expenses were $7.2 million for the third quarter of 2005, compared to $5.2 million for the prior year period. Research and development expenses totaled $17.2 million for the first nine months of 2005, compared to $14.7 million for the first nine months of 2004. Selling, general and administrative expenses were $16.3 million for the third quarter of 2005 and $45.2 million for the first nine months of 2005, compared to $14.6 million and $41.6 million for the corresponding periods of 2004.

In connection with its merger with InKine Pharmaceutical Company, Inc., on September 30, 2005, Salix recognized a one-time noncash charge for in-process research and development of $74.0 million. Including that charge, Salix had GAAP net losses of $66.0 million or $1.78 per share, fully diluted, for the third quarter and $57.7 million or $1.57 per share, fully diluted, for the first nine months of 2005. On a non-GAAP basis, excluding the charge, net of tax, Salix reported net income for the third quarter of 2005 of $8.0 million or $0.20 per share, fully diluted, and year-to-date net income of $16.3 million or $0.42 per share, fully diluted. GAAP net income for the third quarter and year-to-date period for 2004 were $7.6 million or $0.19 per share, fully diluted, and $3.3 million or $0.08 per share. Because the in-process research and development charge does not relate to ongoing operations and there was not a comparable event in 2004, we analyze our results on a non-GAAP basis excluding the charge, net of tax, and believe this information is useful to investors. A quantitative reconciliation of this GAAP and non-GAAP information is in the financial tables following this release.

In connection with the InKine acquisition, we also recorded intangible assets of $125.7 million in the quarter ended September 30, 2005. Of this $125.7 million, $88.7 million is goodwill, which under GAAP will not be amortized, and the remaining $37.0 million is an intangible asset associated with VISICOL®. We expect to amortize a significant portion of this intangible asset over a 14-year period, based on our analysis of the life of the asset.

Cash, cash equivalents and investments were $73.2 million on September 30, 2005, up from $56.3 million on June 30, 2005.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “COLAZAL revenue demonstrated strong year-over-year growth, as third quarter sales increased 39% compared to sales in the same quarter a year ago. XIFAXAN revenue for the third quarter recorded 44% sequential growth compared to the second quarter of this year.

“Based upon information currently available, we expect total Company product revenue for 2005 –excluding any contribution from the acquisition of InKine - to be approximately $150 million. For 2006, we expect total Company product revenue, including the contribution for VISICOL, and potentially INKP-102, will be at least $205 million.”

Carolyn Logan, President and Chief Executive Officer, stated, “The highlight of the third quarter of 2005 was the completion of the merger of Salix with InKine Pharmaceutical Company on September 30. A great amount of time and effort have been invested over the past two months to expand our sales force and to train this now 97-member strong specialty sales force to sell the Company’s full line of products. We believe that the efforts of our expanded sales force will benefit the performance of all of our products and that the addition of revenue from VISICOL, and potentially from INKP-102 as early as mid 2006, if the product is approved by the FDA, will serve to strengthen and diversify our revenue base. We look forward to realizing growth and long-term value as a result of this strategic combination of our two businesses.

“With respect to our ongoing business, our products continue to demonstrate healthy growth. COLAZAL prescriptions for the third quarter of 2005 surpassed the 100,000 mark. As you know, our mission is to provide unsurpassed service to our core customers. We take great pride in providing relevant information in addition to valuable products to physicians. With this in mind, we were very pleased in October when the Company’s journal advertisement for COLAZAL received three Association of Medical Publications “The Doctors’ Choice” awards. “The Doctors’ Choice” awards selection process is unique in that product advertisements are judged and selected by prescribing physicians, the professionals for whom the advertisements are targeted.

“Our efforts to develop and expand our COLAZAL business continued during the quarter. The pediatric trial is ongoing and work continues in our study of the tablet formulation of COLAZAL for the treatment of ulcerative colitis at twice-a-day dosing. The granulated mesalamine program that began during the fourth quarter of 2004 is ongoing in its evaluation of mesalamine for the maintenance of ulcerative colitis at once-a-day dosing.

“XIFAXAN continued to gain strength during the third quarter. Approximately 36,500 prescriptions were written for XIFAXAN during the period, representing an 18% increase compared to the number of prescriptions written during the second quarter of 2005. We have been impressed by the increase in recent months in the average number of tablets per prescription. The average prescription size for the third quarter was approximately 47 tablets, compared to approximately 42 tablets during the second quarter. In terms of tablets, our XIFAXAN business increased 32% third quarter compared to second quarter. We believe that this increase in prescription size reflects the growing use of XIFAXAN to treat chronic conditions such as hepatic encephalopathy and Crohn’s disease.

“We continue to focus on moving forward with programs to expand XIFAXAN’s current label to include additional indications. Patient enrollment has been completed in the first of two Phase III studies to evaluate the efficacy and safety of XIFAXAN for the prevention of travelers’ diarrhea. Work is underway to initiate the second prevention study later this year. Our development group has been extremely productive and is working diligently to initiate trials in C. difficile-associated diarrhea, hepatic encephalopathy and irritable bowel syndrome by the end of 2005. Work also is underway in preparation to initiate a trial in Crohn’s disease during the first half of 2006.

“We are very encouraged by the growing body of knowledge that is expanding our understanding of XIFAXAN and its potential use in a number of disease states. XIFAXAN, as well as INKP-102 and COLAZAL, were topics of much interest and discussion last week at the annual meeting of the American College of Gastroenterology. Dr. Mark Pimentel of Cedars-Sinai Medical Center presented the findings of his randomized, double-blind, placebo-controlled investigation of XIFAXAN’s efficacy in improving the global symptoms of subjects with irritable bowel syndrome. The results of this exploratory work in 87 subjects provide essential confirmation and critical information that we are utilizing as we pursue the registration and approval of XIFAXAN for this indication. Dr. Carroll Leevy reported on his findings documenting the cost savings associated with the use of XIFAXAN in the treatment of hepatic encephalopathy compared to the cost associated with the use of lactulose to treat this condition.

Dr. Leevy’s research demonstrated that treatment with XIFAXAN resulted in a significant decrease in the number of hospitalizations and decrease in number of days of hospitalization required by a hepatic encephalopathy patient compared to treatment with lactulose. In fact, due to the reduction in occurrence and duration of hospitalizations over a period of six months, the average cost savings per patient treated with XIFAXAN compared to cost per patient treated with lactulose was more than $41,000.

“The ACG meeting also provided a venue for a large number of gastroenterologists to be introduced to our next generation purgative product – INKP-102. At the meeting, seven abstracts presented findings from the Phase II dose ranging study and the Phase III pivotal study that were submitted as a New Drug Application for INKP-102 during the second quarter of 2005. INKP-102 tablets are differentiated from VISICOL tablets in that they contain no microcrystalline cellulose, are smaller in size and may require a smaller number of tablets to provide comparable colon cleansing. We look forward to the role this new bowel cleansing agent may serve in meeting the need to provide for a more tolerable and acceptable method of preparation for colonoscopy.”

The Company will host a conference call to discuss the contents of this press release at 9:00 a.m. ET, on Tuesday, November 8, 2005. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 946-0782 (U.S. and Canada) or (719) 457-2657 (international.) The access code for the call is 9846683. A replay of the call will be available beginning at 12:00 noon ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 9846683.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to acquire late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix’s first marketed product is COLAZAL® (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix also markets VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), AZASAN® (azathioprine 75mg and 100mg tablets, USP), ANUSOL-HC® 2.5% (hydrocortisone Cream USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream USP) 1% and PROCTOCORT® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine and INKP-102 are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

AZASAN® is a registered trademark of aaiPharma Inc.

XIFAXAN® is licensed from Alfa Wassermann SpA.

Table follows

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: risks related to acquisitions, including integration of InKine; management of rapid growth; risks of regulatory review and clinical trials; market acceptance for approved products; intellectual property risks; and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2005 (unaudited)	September 30, 2004 (unaudited)	September 30, 2005 (unaudited)	September 30, 2004 (unaudited)
Revenues:
Net product revenues	$40,052	$33,546	$103,980	$72,845
Revenue from collaborative agreements	—	—	—	3,799

Total revenues	40,052	33,546	103,980	76,644

Operating Costs and Expenses:
Cost of products sold	7,610	5,872	21,654	15,250
License fees and costs related to collaborative and co-promotion agreements	537	—	2,676	1,837
Amortization of intangible assets	381	381	1,143	381
Research and development	7,242	5,171	17,198	14,695
Selling, general and administrative	16,325	14,559	45,178	41,559
In-process research and development	74,000	—	74,000	—

Total operating costs and expenses	106,095	25,983	161,849	73,722

Income (loss) from operations	(66,043)	7,563	(57,869)	2,922
Interest and other income/(expense), net	205	114	620	444
Income tax expense	189	105	421	105

Net income (loss)	$(66,027)	$7,572	$(57,670)	$3,261

Net income (loss) per share, basic	$(1.78)	$0.21	$(1.57)	$0.09

Net income (loss) per share, diluted	$(1.78)	$0.19	$(1.57)	$0.08

Weighted average shares outstanding, basic	37,037	36,239	36,765	36,015

Weighted average shares outstanding, diluted	37,037	39,315	36,765	39,006

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

** We are disclosing net income and net income per share, as adjusted to eliminate the charge for in-process R&D that we incurred on September 30, 2005 in connection with the InKine acquisition. We use these non-GAAP measures to analyze our business because the R&D charge was non-cash and not related to ongoing operations, so eliminating it helps us better compare our performance to other periods. For these reasons, we also think this information might be helpful to investors, but you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended		Nine Months Ended
	September 30, 2005 (unaudited)	September 30, 2004 (unaudited)	September 30, 2005 (unaudited)	September 30, 2004 (unaudited)
GAAP Net income (loss)	$(66,027)	$7,572	$(57,670)	$3,261
Non-GAAP Adjustment Items:
In-process research and development	74,000	—	74,000	—

Non-GAAP Net income, as adjusted	$7,973	$7,572	$16,330	$3,261

Non-GAAP Net income per share, basic	$0.22	$0.21	$0.44	$0.09

Non-GAAP Net income per share, diluted	$0.20	$0.19	$0.42	$0.08

Weighted average shares outstanding, basic	37,037	36,239	36,765	36,015

Weighted average shares outstanding, diluted	39,479	39,315	38,989	39,006

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2005 (unaudited)	December 31, 2004 (audited)
Assets
Cash, cash equivalents and investments	$73,209	$52,108
Accounts receivable, net	25,537	10,457
Inventory, net	29,403	26,655
Other assets	145,859	18,644

Total Assets	$274,008	$107,864

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$34,107	$21,177

Total liabilities	34,107	21,177

Common stock	46	37
Additional paid-in-capital	382,089	171,214
Other comprehensive loss	(676)	(676)
Accumulated deficit	(141,558)	(83,888)

Total stockholders’ equity	239,901	86,687

Total Liabilities and Stockholders’ Equity	$274,008	$107,864

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